Exhibit 99.01

            Cellegy Pharmaceuticals Announces Retirement of Director,
                             Dr. Ronald J. Saldarini

South San Francisco, California, December 11, 2003 - Cellegy Pharmaceuticals, Inc. (Nasdaq NM: CLGY) announced today that one of its directors, Dr. Ronald J. Saldarini has resigned from its board.

Cellegy's Chief Executive Officer K. Michael Forrest said, "Dr. Saldarini has been on our Board since 1999 and has made many significant contributions over the years. His retirement is well-earned. While we regret that he will no longer be active with the Company, we would like to thank him for his dedication and service to Cellegy and its shareholders. We will miss him as a colleague and a friend."

Cellegy Pharmaceuticals is a specialty biopharmaceuticals company engaged in the development and marketing of prescription drugs for the treatment of gastroenterology disorders, sexual dysfunction, and nitric oxide donors for the treatment of certain cancers.

For More Information:

Richard Juelis                          K. Michael Forrest
Vice President, Finance & CFO           President & CEO
www.cellegy.com